Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drove Chicago, Illinois 60606-4637 United States of America T: +1 312 782-0600 F: +1 312 701-7711 mayerbrown.com

August 4, 2022

Canadian Imperial Bank of Commerce

81 Bay Street

CIBC Square

Toronto, Ontario M5J 0E7

Re:	Canadian Imperial Bank of Commerce

US $1,350,000,000 3.945% Senior Notes due 2025

Ladies and Gentlemen:

We have acted as U.S. counsel to Canadian Imperial Bank of Commerce, a Canadian bank amalgamated under and governed by the Bank Act (Canada) (“CIBC”), in connection with the issuance and sale of U.S.$1,350,000,000 aggregate principal amount of CIBC’s 3.945% Senior Notes due 2025 (the “Securities”), pursuant to a registration statement on Form F-3 (File No. 333-259240) (the “Registration Statement”), including the prospectus constituting a part thereof, dated September 28, 2021 (the “Base Prospectus”), and the prospectus supplement, dated July 28, 2022 (the “Prospectus Supplement” and together with the “Base Prospectus,” the “Prospectus”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Securities are being issued under an indenture, dated as of September 14, 2010 (the “Base Indenture”), between CIBC and The Bank of New York Mellon (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of April 2, 2019 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection with our representation, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) an executed copy of the Indenture, (iv) the forms of certificates representing the Securities and (v) the corporate records of the Company, including its certificate of incorporation, bylaws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies. As to all parties, we have assumed the legal competence of each individual executing any document, the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than CIBC, in accordance with their respective terms. As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on statements and representations of responsible officers and other representatives of CIBC and of public officials.

Canadian Imperial Bank of Commerce

August 4, 2022

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, it is our opinion that:

(i) assuming that the Indenture has been duly authorized, executed and delivered by CIBC under the laws of the Province of Ontario and the federal laws of Canada applicable therein and is a valid and legally binding obligation of CIBC under the laws of the Province of Ontario and the federal laws of Canada applicable therein, the Indenture is the legal, valid and binding obligation of CIBC, enforceable against CIBC in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law); provided that we express no opinion with respect to Section 301(b) of the Base Indenture or Section 1601(a) of the Base Indenture (as set forth in Section 2.7 of the First Supplemental Indenture) or Section 301(b) or Article Fifteen of the Subordinated Indenture, each of which is governed by the laws of the Province of Ontario and the federal laws of Canada; and

(ii) assuming that the Securities have been duly authorized, established, executed and delivered by CIBC under the laws of the Province of Ontario and the federal laws of Canada applicable therein and are valid and legally binding obligations of CIBC under the laws of the Province of Ontario and the federal laws of Canada applicable therein, when executed and authenticated by the Trustee in accordance with the terms and provisions of the Indenture, and delivered against due payment therefor as provided in the prospectus supplement, the Securities will constitute valid, binding and enforceable obligations of CIBC, entitled to the benefits of the Indenture (subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law); provided that we express no opinion with respect to Section 301(b) of the Base Indenture or Section 1601(a) of the Base Indenture (as set forth in Section 2.7 of the First Supplemental Indenture) or of Section 301(b) or Article Fifteen of the Subordinated Indenture, each of which is governed by the laws of the Province of Ontario and the federal laws of Canada.

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the States of Illinois and New York, and we express no opinion herein concerning the laws of any other jurisdiction. With respect to all matters of the laws of the Province of Ontario and the federal laws of Canada, we understand that you are relying upon the opinion, dated the date hereof, of Blake, Cassels & Graydon LLP, Canadian counsel for CIBC, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Blake, Cassels & Graydon LLP.

Canadian Imperial Bank of Commerce

August 4, 2022

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding CIBC or the Securities or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ MAYER BROWN LLP

MAYER BROWN LLP

ESB:SMR